Exhibit A-1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF WEST VIRGINIA
AT BECKLEY

In re MASSEY ENERGY CO. SECURITIES LITIGATION This Document Relates To: ALL ACTIONS.	) ) ) ) ) ) ) ) )	Civil Action No. 5:10-cv-00689-ICB NOTICE OF PENDENCY OF CLASS ACTION AND PROPOSED SETTLEMENT AND MOTION FOR ATTORNEYS’ FEES AND EXPENSES

IF YOU PURCHASED OR OTHERWISE ACQUIRED SHARES OF THE COMMON STOCK OF MASSEY ENERGY COMPANY (“MASSEY” OR THE “COMPANY”) DURING THE PERIOD BETWEEN FEBRUARY 1, 2008 AND JULY 27, 2010, INCLUSIVE (THE “CLASS PERIOD”), AND WERE DAMAGED THEREBY, YOU MAY BE ENTITLED TO A PAYMENT FROM A CLASS ACTION SETTLEMENT.
A federal court authorized this Notice. This is not a solicitation from a lawyer.
The purpose of this Notice is to inform you of (a) the pendency of this class action (the “Action”); (b) the proposed settlement of the Action; and (c) the hearing to be held by the Court to consider (i) whether the settlement should be approved; (ii) the application of plaintiffs’ counsel for attorneys’ fees and expenses; and (iii) certain other matters (the “Settlement Hearing”). This Notice describes important rights you may have and what steps you must take if you wish to participate in the settlement or wish to be excluded from the Settlement Class (defined below).

•	If approved by the Court, the settlement will provide a $265 million cash settlement fund for the benefit of eligible investors (the “Settlement”).[1]

•
The Settlement resolves claims by the Commonwealth of Massachusetts Pension Reserves Investment Trust (“Lead Plaintiff”) and named plaintiff David Wagner (collectively “Plaintiffs”), asserted on behalf of the Settlement Class (defined below) that Defendants (defined below) misled investors about Massey’s health and safety practices, policies, and results; avoids the costs and risks of continuing the litigation; pays money to investors like you; and releases the Defendant Released Parties (defined below) from liability.

•	Your legal rights are affected whether you act or do not act. Read this Notice carefully.

•	The Court will review the Settlement at the Settlement Hearing to be held on _____________, 2014.

YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT
SUBMIT A CLAIM FORM BY _____________, 2014	The only way to get a payment. See Section D for details.
EXCLUDE YOURSELF BY _____________, 2014
Get no payment. This is the only option that, assuming your claim is timely brought, might enable you to ever bring or be part of any other lawsuit about the Released Claims (defined below) against Defendants and the other Defendant Released Parties. See Section E for details.

OBJECT BY _____________, 2014
Write to the Court about why you do not like the Settlement, the proposed Plan of Allocation, and/or the request for attorneys’ fees and expenses. You will still be a member of the Settlement Class (defined below). See Section G for details.

GO TO A HEARING ON _____________, 2014	Ask to speak in Court about the Settlement at the Settlement Hearing.
DO NOTHING	Get no payment. Give up rights.

________________________________
1 All capitalized terms used in this Notice are defined in the Stipulation and Agreement of Settlement (the “Stipulation”), dated as of February 5, 2014.

•	These rights and options—and the deadlines to exercise them—are explained in this Notice.

•
The Court in charge of this case still has to decide whether to approve the Settlement and whether to finally certify this as a class action. Payments will be made if the Court approves the Settlement and after appeals, if any, are resolved. Please be patient.

SUMMARY OF THIS NOTICE

(a)	Statement of Plaintiffs’ Recovery
Pursuant to this proposed Settlement, a Settlement Fund consisting of $265 million in cash, plus any accrued interest, has been established. Based on Plaintiffs’ consulting expert’s estimate of the number of shares of common stock entitled to participate in the Settlement, and assuming that all such shares entitled to participate do so, Plaintiffs’ consulting expert estimates that the average recovery per allegedly damaged share of Massey common stock would be approximately $3.34 per share, before deduction of Court-approved expenses, such as attorneys’ fees and expenses and administrative costs.2 A Settlement Class Member’s actual recovery will be a portion of the Net Settlement Fund, determined by comparing his, her, or its “Recognized Loss” to the total Recognized Losses of all Settlement Class Members who submit acceptable Proofs of Claim. An individual Settlement Class Member’s actual recovery will depend on, for example: (i) the total number of claims submitted; (ii) when the Settlement Class Member purchased or acquired the common stock of Massey during the Class Period; (iii) the purchase price paid; and (iv) whether the Massey common stock was held at the end of the Class Period or sold (and, if sold, when they were sold and the amount received). See the Plan of Allocation beginning on page [____] for information on your Recognized Loss.

__________________________
2 An allegedly damaged share might have been traded more than once during the Class Period, and the indicated average recovery is calculated based on the damage allegedly incurred for each purchase of such share.

(b)	Statement of Potential Outcome if the Action Continued to Be Litigated
The Settling Parties disagree on both liability and damages and do not agree on the amount of damages, if any, that would be recoverable if Plaintiffs were to prevail on each claim alleged. The issues on which the Settling Parties disagree include, but are not limited to: (i) whether Defendants made any material misstatement or omission; (ii) whether any Defendant acted with the required state of mind; (iii) whether this Action is maintainable as a class action; (iv) the amount by which Massey common stock was allegedly artificially inflated (if at all) during the Class Period; (v) the extent to which the various matters that Plaintiffs alleged were false and misleading influenced (if at all) the trading price of Massey common stock at various times during the Class Period; (vi) whether any purchaser or acquirer of Massey common stock has suffered damages as a result of the alleged misstatements and omissions in Massey’s public statements; (vii) the extent of such damages, assuming they exist; (viii) the appropriate economic model for measuring damages; and (ix) the extent to which external factors, such as general market and industry conditions, influenced the trading price of Massey common stock at various times during the Class Period.
Defendants have denied and continue to deny any wrongdoing, deny that they have committed any act or omission giving rise to any liability or violation of law, and deny that Plaintiffs and the Settlement Class have suffered any loss attributable to Defendants’ actions. While Plaintiffs believe that they have meritorious claims, they recognize that there are significant obstacles in the way to recovery.

(c)	Statement of Attorneys’ Fees and Litigation Expenses Sought
Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP (“Co-Lead Counsel”) intend to make a motion asking the Court to award attorneys’ fees not to exceed 12.2% of the

Settlement Fund and approve payment of litigation expenses incurred to date in prosecuting this Action in an amount not to exceed $950,000, plus any interest on such amounts at the same rate and for the same periods as earned by the Settlement Fund (“Fee and Expense Application”). Co-Lead Counsel’s Fee and Expense Application may include a request for an award to Plaintiffs for reimbursement of their reasonable costs and expenses, including lost wages, directly related to their representation of the Settlement Class in an amount not to exceed $100,000.
If the Court approves the Fee and Expense Application, the average cost per allegedly damaged share of Massey common stock for such fees and expenses would be approximately $0.42 per share. The average cost per damaged share will vary depending on the number of acceptable claims submitted. Co-Lead Counsel have expended considerable time and effort in the prosecution of this litigation without receiving any payment, and have advanced the expenses of the litigation, such as the cost of experts, in the expectation that if they were successful in obtaining a recovery for the Settlement Class they would be paid from such recovery. In this type of litigation it is customary for counsel to be awarded a percentage of the common fund recovered as attorneys’ fees.

(d)	Further Information
Further information regarding this Action and this Notice may be obtained by contacting the Claims Administrator: In re Massey Energy Co. Securities Litigation, c/o ________, ___-___-____, www.___; or Co-Lead Counsel: Labaton Sucharow LLP, (888) 219-6877, www.labaton.com, settlementquestions@labaton.com; Robbins Geller Rudman & Dowd LLP, (___) _____, www.rgrdlaw.com.

DO NOT CALL THE COURT WITH QUESTIONS ABOUT THE SETTLEMENT

(e)	Reasons for the Settlement
For Plaintiffs, the principal reason for the Settlement is the immediate benefit to the Settlement Class. This benefit must be compared to the risk that no recovery might be achieved after a contested trial and likely appeals, possibly years into the future.
For ANR and Defendants, who deny and continue to deny all allegations of wrongdoing or liability whatsoever, the principal reason for the Settlement is to eliminate the burden, expense, uncertainty, and distraction of further litigation.
[END OF PSLRA COVER PAGE]

A.	BASIC INFORMATION

1.	Why did I get this notice package?
You or someone in your family may have purchased or acquired common stock of Massey during the period between February 1, 2008 and July 27, 2010, inclusive.
The Court in charge of the case is the United States District Court for the Southern District of West Virginia. The lawsuit is known as In re Massey Energy Co. Securities Litigation, No. 5:10-cv-00689-ICB (S.D. W. Va.) and is assigned to the Honorable Irene C. Berger. The people who sued are called plaintiffs, and the companies and persons they sued are called defendants.
Lead Plaintiff in the Action, the Commonwealth of Massachusetts Pension Reserves Investment Trust, and named plaintiff David Wagner represent the Settlement Class. Defendants are Massey and Donald L. Blankenship, Baxter F. Phillips, Jr., Eric B. Tolbert, J. Christopher Adkins, Dan R. Moore, E. Gordon Gee, Richard M. Gabrys, James B. Crawford, Robert H. Foglesong, Stanley C. Suboleski, and Lady Barbara Thomas Judge (the “Individual Defendants” and together with Massey, the “Defendants”).
The Court directed that this Notice be sent to Settlement Class Members because they have a right to know about a proposed settlement of a class action lawsuit, and about all of their options, before the Court decides whether to approve the Settlement. The Court will review the Settlement at a Settlement Hearing on ______________, 2014, at the United States District Court for the Southern District of West Virginia in the Robert C. Byrd U.S. Courthouse, 110 North Heber Street, Courtroom ____, Beckley, WV 25801 at __:___ ___.m. If the Court approves the Settlement, and after any objections and appeals are resolved, a claims administrator appointed by the Court will make the payments that the Settlement allows.
This Notice and Proof of Claim and Release explain the Action, the Settlement, Settlement Class Members’ legal rights, what benefits are available, who is eligible for them, and how to get them.

2.	What is this lawsuit about and what has happened so far?
This Action was commenced in April of 2010 by the filing of two complaints alleging that Defendants violated the federal securities laws. Both of those separate actions were consolidated into this Action by Order dated January 10, 2011. By the same Order, the Court appointed Lead Plaintiff and named plaintiff Wagner and approved Lead Plaintiff’s selection of Co-Lead Counsel to represent the putative class.
Following a detailed investigation that included, among other things, the interviews of numerous former Massey employees, review of Massey’s public statements, and consultation with experts, Plaintiffs filed the operative Consolidated Amended Class Action Complaint for Violations of the Federal Securities Laws on March 11, 2011 (the “Complaint”). The Complaint alleges, among other things, that Defendants violated of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by making alleged misstatements and omissions during the Class Period regarding Massey’s health and safety practices, policies, and results. The Complaint further alleges that Plaintiffs and other Settlement Class Members purchased or acquired Massey common stock during the Class Period at artificially inflated prices and were damaged thereby.

On February 16, 2011, Plaintiffs moved for partial lifting of the stay imposed by the Private Securities Litigation Reform Act of 1995 (“PSLRA”). On March 3, 2011, the United States of America (“United States”) filed a combined motion to intervene and to stay discovery. On September 28, 2011, Magistrate Judge R. Clarke VanDervort issued an Order granting Plaintiffs’ motion pursuant to terms previously agreed to between Plaintiffs and the United States. Other fact and expert discovery was stayed. Defendants thereafter produced all documents concerning the safety of all Massey mines that Defendants had previously produced to other litigants and governmental agencies, excluding documents produced to investigators or prosecutors involved in the United States government’s criminal investigation related to the April 5, 2010 explosion at Massey’s Upper Big Branch mine (“UBB”).
On April 25, 2011, Defendants filed motions to dismiss the Complaint, which Plaintiffs opposed on June 9, 2011. On March 28, 2012, the Court denied Defendants’ motions to dismiss in their entirety.
Between December 2011 and July 2013, Plaintiffs and Defendants engaged in various efforts to settle the Action, which were not successful. In October 7 and 8, 2013, Plaintiffs and Defendants engaged in a mediation with the assistance of an experienced mediator, Professor Eric D. Green. Following arm’s-length negotiations, the Settling Parties reached a tentative understanding to settle the claims in the Action but left for further negotiation certain material terms, including the form of consideration. Following extensive discussions, on December 4, 2013, the Settling Parties again met with Professor Green to come to a final resolution of the Action. The Settling Parties reached an agreement in principle resulting in the Term Sheet to Settlement Class Action entered into on December 4, 2013.

Before agreeing to the Settlement, Co-Lead Counsel conducted a thorough investigation into the events and transactions underlying the claims alleged in the Complaint and also conducted extensive discovery. Co-Lead Counsel analyzed the evidence adduced during its investigation and through discovery, which included reviewing and analyzing publicly available information concerning Massey, including, among other things, testimony concerning Massey before the U.S. Senate Committee on Health, Education, Labor and Pensions (the “Senate HELP Committee”), the U.S. Senate Committee on Appropriations (the “Senate Appropriations Committee”), and the U.S. House of Representatives Committee on Education and Labor (the “House Labor Committee”); testimony given to the U.S. Mine Safety and Health Administration (“MSHA”) and the West Virginia Office of Miners Health, Safety and Training (“WVOMHST”) in the context of said entities’ investigations regarding Massey and the UBB; information concerning investigations conducted by MSHA and WVOMHST, the West Virginia Governor’s Independent Investigation Panel, and Massey; and pleadings and materials, including a criminal indictment, filed in other pending actions that name Massey, other Defendants in the Action, or certain other Massey employees as defendants or nominal defendants; as well as review and analysis of documents produced by Massey pursuant to the September 28, 2011 Order; and consulting with experts on damages and causation issues. Co-Lead Counsel also researched the applicable law with respect to the claims of Plaintiffs against Defendants and their potential defenses. Thus, at the time the agreement to settle was reached, Co-Lead Counsel had a thorough understanding of the strengths and weaknesses of the Settling Parties’ positions.
On ______ __, 2014, the Court entered the Order Granting Preliminary Approval of Class Action Settlement, Approving Form and Manner of Notice, and Setting Date for Hearing on Final Approval of Settlement, which preliminarily approved the Settlement, authorized that this Notice be sent to potential Settlement Class Members, and scheduled the Settlement Hearing to consider whether to grant final approval to the Settlement.

3.	Why is this a class action?
In a class action, one or more people called class representatives (in this case Lead Plaintiff and named plaintiff Wagner) sue on behalf of people who have similar claims. They are known as class members. Here, the Court preliminarily certified the Settlement Class for purposes of the Settlement only. Bringing a case as a class action allows adjudication of many similar claims of persons and entities that might be economically too small to bring individually. One court resolves the issues for all class members, except for those who exclude themselves from the class. The Court will decide whether to finally certify the Settlement Class at the Settlement Hearing.

4.	What are the reasons for the Settlement?
The Court did not finally decide in favor of Plaintiffs or Defendants. Instead, both sides agreed to a settlement.
Plaintiffs and Co-Lead Counsel believe that the claims asserted in the Action have merit. Plaintiffs and Co-Lead Counsel recognize, however, the expense and length of continued proceedings necessary to pursue their claims in the Action through trial and appeals, as well as the difficulties in establishing liability. Plaintiffs and Co-Lead Counsel have considered the uncertain outcome and the risk of any litigation, especially in complex lawsuits like this one, as well as the difficulties and delays inherent in such litigation. For example, Defendants have raised a number of arguments and defenses (which they would raise at summary judgment and trial) that the alleged misstatements and omissions were not material, and that Plaintiffs would not be able to establish that Defendants acted with the requisite fraudulent intent. Even assuming Plaintiffs could establish liability, Defendants maintained that any potential investment loss suffered by Plaintiffs and Settlement Class Members was caused by external, independent factors, and not caused by Defendants’ alleged conduct. In the absence of a Settlement, the Settling Parties would present factual and expert testimony on each of these issues, and there is considerable risk that the Court or jury would resolve the inevitable “battle of the experts” against Plaintiffs and the Settlement Class.
In light of the amount of the Settlement and the immediate recovery to the Settlement Class, Plaintiffs and Co-Lead Counsel believe that the proposed Settlement is fair, reasonable and adequate, and in the best interests of the Class. The Settlement, which totals $265 million in cash (less the various deductions described in this Notice), provides substantial benefits now as compared to the risk that a similar or smaller recovery would be achieved after trial and appeal, possibly years in the future, or that no recovery would be achieved at all.

Defendants and ANR deny and continue to deny each and every one of the claims alleged by Plaintiffs in the Action. Defendants expressly have denied and continue to deny any wrongdoing or that they have committed any act or omission giving rise to any liability or violation of law arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action. Defendants and ANR also have taken into account the burden, expense, uncertainty, distraction, and risks inherent in any litigation, and have concluded that it is desirable that the Action be fully and finally settled upon the terms and conditions set forth in the Stipulation.

B.	WHO IS IN THE SETTLEMENT
To see if you will get money from this Settlement, you first have to determine if you are a Settlement Class Member.

5.	How do I know if I am part of the Settlement?
The Court directed, for the purpose of the proposed Settlement, that everyone who fits this description is a Settlement Class Member, unless they are an excluded person or they take steps to exclude themselves (see Question 13 below): all Persons who purchased or otherwise acquired shares of the common stock of Massey during the period between February 1, 2008 and July 27, 2010, inclusive, and were damaged thereby.

6.	Are there exceptions to being included in the Settlement Class?
Excluded from the Settlement Class are: (i) Defendants; (ii) ANR, (iii) the officers and directors of Massey; (iv) all of Massey’s subsidiaries during the Class Period; (v) members of the immediate families of any excluded person; (vi) the legal representatives, heirs, successors or assigns of any excluded person; (vii) any entity in which any Defendant or ANR has or had a controlling interest; and (viii) any Person who would otherwise be a Settlement Class Member but who properly excludes himself, herself, or itself by filing a valid and timely request for exclusion in accordance with the requirements explained in Question 13 below.
If one of your mutual funds purchased or owned Massey common stock during the Class Period, that alone does not make you a Settlement Class Member, although your mutual fund may be. You are eligible to be a Settlement Class Member if you individually purchased or acquired Massey common stock during the Class Period. Check your investment records or contact your broker to see if you have any eligible purchase or acquisition.
If you only sold Massey common stock during the Class Period, your sale alone does not make you a Settlement Class Member. You are eligible to be a Settlement Class Member only if you purchased or acquired Massey common stock during the Class Period.

7.	What if I am still not sure if I am included?
If you are still not sure whether you are included, you can ask for free help. You can call ___-___-____ or visit www.___ for more information. Or you can fill out and return the Proof of Claim and Release form (“Proof of Claim”), described in Question 10, to see if you qualify.

C.	THE SETTLEMENT BENEFITS—WHAT YOU GET

8.	What does the Settlement provide?
In exchange for the Settlement and the release of the Released Claims (defined below) against the Defendant Released Parties (defined below), Defendants and ANR have agreed to create a $265 million cash fund, which will earn interest, to be divided, after deduction of Court-awarded attorneys’ fees and expenses, settlement administration costs, and any applicable taxes (the “Net Settlement Fund”), among all Settlement Class Members who send in valid and timely Proofs of Claim.

9.	How much will my payment be?
Your share of the fund will depend on several things, including: (i) the total amount of Recognized Losses of other Settlement Class Members; (ii) how much Massey common stock you purchased or acquired; (iii) how much you paid for your shares; (iv) when you bought your shares; and (v) whether or when you sold your shares, and, if so, for how much.
Your Recognized Loss will be calculated according to the formula shown below in the Plan of Allocation. It is unlikely that you will get a payment for your entire Recognized Loss, given the number of potential Settlement Class Members. After all Settlement Class Members have sent in their Proofs of Claim, the payment you get will be a portion of the Net Settlement Fund based on your Recognized Loss divided by the total of everyone’s Recognized Losses. See the Plan of Allocation in Question 25 for more information on your Recognized Loss.

D.	HOW YOU GET A PAYMENT—SUBMITTING A PROOF OF CLAIM

10.	How can I get a payment?
To qualify for a payment, you must submit a completed Proof of Claim. A Proof of Claim is being circulated with this Notice. You may also get a Proof of Claim on the Internet at the websites for the Claims Administrator or Co-Lead Counsel: www.___.com, www.labaton.com, or www.rgrdlaw.com. The Claims Administrator can also help you if you have questions about the form. Please read the instructions carefully, fill out the Proof of Claim, include all the documents the form asks for, sign it, and submit it so that it is postmarked or received no later than ___________, 2014.

11.	When will I get my payment?
The Court will hold a Settlement Hearing on ______________, 2014, to decide whether to approve the Settlement. Even if the Court approves the Settlement, there may still be appeals, which can take time to resolve, perhaps more than a year. It also takes time for all the Proofs of Claim to be processed. All Proofs of Claim need to be submitted by______________, 2014.
Once all the Proofs of Claim are processed and claims are calculated, Co-Lead Counsel, without further notice to the Settlement Class, will apply to the Court for an order distributing the Net Settlement Fund to the members of the Settlement Class. Co-Lead Counsel will also ask the Court to approve payment of the Claims Administrator’s fees and expenses incurred in connection with giving notice and administering the Settlement. Please be patient.

12.	What am I giving up to get a payment and by staying in the Settlement Class?
Unless you exclude yourself, you will stay in the Settlement Class, which means that upon the “Effective Date” you will release all “Released Claims” (as defined below) against the “Defendant Released Parties” (as defined below).
“Released Claims” means any and all claims and causes of action of every nature and description, including both known claims and Unknown Claims (defined below), whether arising under federal, state, common or foreign law, whether class or individual in nature, that Plaintiffs or any other Settlement Class Member: (i) asserted in the Action; or (ii) could have asserted in the Action or any other action or in any forum, that arise from both (a) the purchase or acquisition of Massey common stock by a member of the Settlement Class and (b) the facts, matters, allegations, transactions, events, disclosures, representations, statements, acts, or omissions or failures to act which were alleged or that could have been alleged or asserted in the Action. Released Claims do not include any claim relating to the enforcement of the Settlement.

“Unknown Claims” means any and all Released Claims that any Plaintiff or any other Settlement Class Member do not know or suspect to exist in his, her, or its favor at the time of the release of the Defendant Released Parties, and all Defendants’ Released Claims that any Defendant does not know or suspect to exist in his, her, or its favor at the time of the release of the Plaintiff Released Parties, which if known by him, her, or it might have affected his, her, or its decision(s) with respect to the Settlement, including the decision to object to the terms of the Settlement or to exclude himself, herself, or itself from the Settlement Class. With respect to any and all Released Claims and Defendants’ Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiffs, and Defendants shall expressly, and each other Settlement Class Member shall be deemed to have, and by operation of the Judgment or Alternative Judgment shall have, to the fullest extent permitted by law, expressly waived and relinquished any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Plaintiffs, other Settlement Class Members, or Defendants may hereafter discover facts, legal theories, or authorities in addition to or different from those which any of them now knows or believes to be true with respect to the subject matter of the Released Claims and the Defendants’ Released Claims, but Plaintiffs, and Defendants and ANR shall expressly, fully, finally, and forever settle and release, and each Settlement Class Member shall be deemed to have settled and released, and upon the Effective Date and by operation of the Judgment or Alternative Judgment shall have settled and released, fully, finally, and forever, any and all Released Claims and Defendants’ Released

Claims as applicable, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities. Plaintiffs and Defendants acknowledge, and other Settlement Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims and Defendants’ Released Claims was separately bargained for and was a material element of the Settlement.
“Defendant Released Parties” means Defendants, ANR, Defendants’ Counsel and each of their respective past or present subsidiaries, parents, affiliates, principals, successors and predecessors, assigns, officers, directors, shareholders, trustees, partners, agents, fiduciaries, contractors, employees, attorneys, auditors, insurers; the spouses, members of the immediate families, representatives, and heirs of the Individual Defendants, as well as any trust of which any Individual Defendant is the settlor or which is for the benefit of any of their immediate family members; any firm, trust, corporation, or entity in which any Defendant has a controlling interest; and any of the legal representatives, heirs, successors in interest or assigns of the Defendants.
The “Effective Date” will occur when an Order by the Court approving the Settlement becomes Final and is not subject to appeal as set out more fully in the Stipulation on file with the Court and available at www.______________ , www.labaton.com, or www.rgrdlaw.com.
If you remain a member of the Settlement Class, all of the Court’s orders about the Settlement will apply to you and legally bind you.

E.	EXCLUDING YOURSELF FROM THE SETTLEMENT
If you do not want a payment from this Settlement, but you want to keep any right you may have to sue or continue to sue Defendants and other Defendant Released Parties, on your own, about the

Released Claims, then you must take steps to exclude yourself. This is called “opting out” of the Settlement Class. Please note: if you decide to exclude yourself, there is a risk that any lawsuit you may thereafter file to pursue claims alleged in the Action may be dismissed, including if such suit is not filed within the applicable time periods required for filing suit. Also, ANR may withdraw from and terminate the Settlement if putative Settlement Class Members who have in excess of a certain number of shares exclude themselves from the Settlement Class.

13.	How do I get out of the proposed Settlement?
To exclude yourself from the Settlement Class, you must send a signed letter by mail stating that you request to be “excluded from the Class in In re Massey Energy Co. Securities Litigation, No. 5:10-cv-00689-ICB (S.D.W. Va.).” Your letter must state the date(s), price(s), and number(s) of shares of all your purchases, acquisitions, and sales of Massey common stock during the Class Period. In addition, you must include your name, address, telephone number and your signature. You must mail your exclusion request so that it is received no later than ______________, 2014, to:
In re Massey Energy Co. Securities Litigation
Claims Administrator
c/o _________________
____________________
_____________
You cannot exclude yourself by telephone or by email. Your exclusion request must comply with these requirements in order to be valid. If you request to be excluded in accordance with these requirements, you will not get any settlement payment, and you cannot object to the Settlement.

You will not be legally bound by anything that happens in connection with this Settlement, and you may be able to sue (or continue to sue) Defendants and the other Defendant Released Parties in the future. However, as set forth above, if you decide to exclude yourself from the Settlement Class, you may not be able to assert all claims alleged in the Action.

14.	If I do not exclude myself, can I sue the Defendants or the other Defendant Released Parties for the same thing later?
No. Unless you exclude yourself, you give up any rights to sue the Defendants and the other Defendant Released Parties for any and all Released Claims. If you have a pending lawsuit speak to your lawyer in that case immediately. You must exclude yourself from this Settlement Class to continue your own lawsuit. Remember, the exclusion deadline is _______________, 2014.

15.	If I exclude myself, can I get money from the proposed Settlement?
No. If you exclude yourself, do not send in a Proof of Claim to ask for any money. But, you may exercise any right you may have to sue, continue to sue, or be part of a different lawsuit against Defendants and the other Defendant Released Parties.

F.	THE LAWYERS REPRESENTING YOU

16.	Do I have a lawyer in this case?
The Court appointed the law firms of Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP to represent all Settlement Class Members. These lawyers are called Co-Lead Counsel. You will not be separately charged for these lawyers. The Court will determine the amount of Co-Lead Counsel’s fees and expenses, which will be paid from the Settlement Fund. If you want to be represented by your own lawyer, you may hire one at your own expense.

17.	How will the lawyers be paid?
Co-Lead Counsel have not received any payment for their services in pursuing the claims in the Action on behalf of the Settlement Class, nor have they been paid for their litigation expenses. At the Settlement Hearing, or at such other time as the Court may order, Co-Lead Counsel will ask the Court to award them, from the Settlement Fund, attorneys’ fees of no more than 12.2% of the Settlement Fund, plus any interest on such amount at the same rate and for the same periods as earned by the Settlement Fund, and litigation expenses (such as the cost of experts) that have been incurred in pursuing the Action. The request for litigation expenses will not exceed $950,000, plus interest on the expenses at the same rate as may be earned by the Settlement Fund.

G.	OBJECTING TO THE SETTLEMENT

18.	How do I tell the Court that I do not like the proposed Settlement?
If you are a Settlement Class Member you can object to the Settlement or any of its terms, the certification of the Settlement Class, the proposed Plan of Allocation, and/or the application by Co-Lead Counsel for an award of fees and expenses. You may write to the Court setting out your objection. You may give reasons why you think the Court should not approve any part or all of the Settlement terms or arrangements. The Court will only consider your views if you file a proper written objection within the deadline and according to the following procedures. To object, you must send a signed letter stating that you object to the proposed settlement in In re Massey Energy Co. Securities Litigation, No. 5:10-cv-006891-ICB (S.D.W. Va.).” You must include your name, address, telephone number, and your signature, identify the date(s), price(s) and number(s) of shares of all purchases, acquisitions, and sales of Massey common stock you made during the Class Period, and state the reasons why you object to the Settlement. Unless otherwise ordered by the Court, any Settlement Class Member who does not object in the manner described herein will be deemed to have waived any objection and shall be forever foreclosed from making any objection to the proposed settlement and the application for attorneys’ fees and expenses.
Your objection must be filed with the Court and mailed or delivered to all the following so that it is received on or before _________________, 2014:

COURT:
Clerk of the Court United States District Court of the Southern District of West Virginia Robert C. Byrd U.S. Courthouse 110 North Heber Street Beckley, WV 25801
CO-LEAD COUNSEL DESIGNEE:	DEFENDANTS’ COUNSEL DESIGNEE:
Joel H. Bernstein Ira A. Schochet LABATON SUCHAROW LLP 140 Broadway New York, NY 10005	Mitchell A. Lowenthal CLEARY GOTTLIEB STEEN & HAMILTON LLP One Liberty Plaza New York, NY 10006

19.	What is the difference between objecting and seeking exclusion?
Objecting is simply telling the Court that you do not like something about the proposed Settlement. You can object only if you stay in the Settlement Class. Excluding yourself is telling the Court that you do not want to be part of the Settlement Class. If you exclude yourself, you have no basis to object because the Settlement no longer affects you.

H.	THE COURT’S SETTLEMENT HEARING

20.	When and where will the Court decide whether to approve the proposed Settlement?
The Court will hold a Settlement Hearing at _______ __.m. on _____________, 2014, at the Robert C. Byrd U.S. Courthouse, 110 North Heber Street, Courtroom ___, Beckley, WV 25801 at __:___ ___.m.
At this hearing, the Honorable Irene C. Berger will consider whether the Settlement is fair, reasonable, and adequate. The Court also will consider the proposed Plan of Allocation for the Net Settlement Fund and the application of Co-Lead Counsel for attorneys’ fees and reimbursement of expenses. The Court will take into consideration any written objections filed in accordance with the instructions set out in Question 18 above. The Court also may listen to people who have properly indicated, within the deadline identified above, an intention to speak at the Settlement Hearing, but decisions regarding the conduct of the Settlement Hearing will be made by the Court. See Question 22 for more information about speaking at the Settlement Hearing. At or after the Settlement Hearing, the Court will decide whether to approve the Settlement, and, if the Settlement is approved, how much attorneys’ fees and expenses should be awarded. We do not know how long these decisions will take.
You should be aware that the Court may change the date and time of the Settlement Hearing without another notice being sent. If you want to come to the hearing, you should check with Co-Lead Counsel before coming to be sure that the date and/or time has not changed.

21.	Do I have to come to the Settlement Hearing?
No. Co-Lead Counsel will answer questions the Court may have. But, you are welcome to come at your own expense. Settlement Class Members do not need to appear at the Settlement Hearing or take any other action to indicate their approval. If you submit an objection, you do not have to come to Court to talk about it. As long as you filed and sent your written objection on time, and in the manner set forth in Question 18 above, the Court will consider it. You may also pay your own lawyer to attend, but it is not necessary.

22.	May I speak at the Settlement Hearing?
If you object to the Settlement, you may ask the Court for permission to speak at the Settlement Hearing. To do so, you must include with your objection (see Question 18 above) a statement stating that it is your “Notice of Intention to Appear in In re Massey Energy Co. Securities Litigation, No. 5:10-cv-00689-ICB (S.D.W. Va.).” Persons who intend to object to the Settlement, the Plan of Allocation, and/or Co-Lead Counsel’s Fee and Expense Application and desire to present evidence at the Settlement Hearing must also include in their written objections the identity of any witness they may call to testify and exhibits they intend to introduce into evidence at the Settlement Hearing. You cannot speak at the Settlement Hearing if you excluded yourself from the Settlement Class or if you have not provided written notice of your objection and intention to speak at the Settlement Hearing in accordance with the procedures described in Questions 18 and 22.

I.	IF YOU DO NOTHING

23.	What happens if I do nothing at all?
If you do nothing and the Settlement is approved and you are a member of the Settlement Class, you will get no money from this Settlement and you will be precluded from starting a lawsuit, continuing with a lawsuit, or being part of any other lawsuit against Defendants and the other Defendant Released Parties about the Released Claims, ever again. To share in the Net Settlement Fund you must submit a Proof of Claim (see Question 10). To start, continue or be a part of any other lawsuit against the Defendants and the other Defendant Released Parties about the Released Claims in this case you must exclude yourself from this Settlement Class (see Question 13).

J.	GETTING MORE INFORMATION

24.	Are there more details about the proposed Settlement?
This Notice summarizes the proposed Settlement. More details are in the Stipulation, dated as of February 5, 2014. You may review the Stipulation filed with the Court or documents filed in the case during business hours at the Office of the Clerk of the United States District Court for the Southern District of West Virginia, Robert C. Byrd U.S. Courthouse, 110 North Heber Street, Beckley, WV 25801.
You also can call the Claims Administrator toll free at ___-___-____; write to In re Massey Energy Co. Securities Litigation, c/o ______, Claims Administrator, _____, ____, __, _____; or visit the websites of the Claims Administrator or Co-Lead Counsel at www.____, www.labaton.com, or www.rgrdlaw.com where you can find answers to common questions about the Settlement, download copies of the Stipulation or Proof of Claim, and locate other information to help you determine whether you are a Settlement Class Member and whether you are eligible for a payment.
Please Do Not Call The Court With Questions About The Settlement

K.	PLAN OF ALLOCATION OF NET SETTLEMENT FUND AMONG SETTLEMENT CLASS MEMBERS

25.	How will my claim be calculated?

The objective of the Plan of Allocation is to equitably distribute the Settlement proceeds to those Settlement Class Members who suffered economic losses as a result of the alleged violations of the federal securities laws as opposed to losses caused by market or industry factors or company-specific factors unrelated to the alleged violations of law. The Plan of Allocation reflects Lead Plaintiff’s damages expert’s analysis undertaken to that end, including a review of publicly available information regarding Massey and statistical analysis of the price movements of Massey common stock and the price performance of relevant market and peer indices during the Class Period. The Plan of Allocation, however, is not a formal damages analysis.
The $265 million Settlement Amount and any interest it earns is called the Settlement Fund. The Settlement Fund, minus all taxes, costs, fees and expenses (the Net Settlement Fund), will be distributed according to the Plan of Allocation described below to members of the Settlement Class who timely submit valid Proofs of Claim that show a Recognized Loss (“Authorized Claimants”). Settlement Class Members who do not timely submit valid Proofs of Claim will not share in the Settlement proceeds, but will otherwise be bound by the terms of the Settlement. The Court may approve the Plan of Allocation, or modify it without additional notice to the Class. Any order modifying the Plan of Allocation will be posted on the settlement website at: ________________ and at www.labaton.com and www.rgrdlaw.com3.
The calculations made pursuant to the Plan of Allocation are not intended to estimate the amounts that Settlement Class Members might have been able to recover after a trial. Nor are

________________
3 Defendants and ANR had no involvement in preparing the proposed Plan of Allocation.

the calculations pursuant to the Plan of Allocation intended to estimate the amounts that will be paid to Authorized Claimants pursuant to the Settlement. The calculations pursuant to the Plan of Allocation will be made by the Claims Administrator in order to weigh the claims of Authorized Claimants against one another for the purposes of making pro rata allocations of the Net Settlement Fund. The Court will be asked to approve the Claims Administrator’s determinations before the Net Settlement Fund is distributed to Authorized Claimants. No distribution to Authorized Claimants who would receive less than $10.00 will be made, given the administrative expenses of processing and mailing such checks.
Defendants, their respective counsel, and all other Defendant Released Parties will have no responsibility or liability whatsoever for the investment of the Settlement Fund, the distribution of the Net Settlement Fund, the Plan of Allocation or the payment of any claim. Plaintiffs and Co-Lead Counsel likewise will have no liability for their reasonable efforts to execute, administer, and distribute the Settlement.
The Plan of Allocation generally measures the amount of loss that a Settlement Class Member can claim for purposes of making pro rata allocations of the Net Settlement Fund to Authorized Claimants. For losses to be compensable damages under the federal securities laws, the disclosure of the allegedly misrepresented information must be the cause of the decline in the price of the security. In this case, Lead Plaintiff alleges that Defendants made false statements and omitted material facts from February 1, 2008, through July 27, 2010, that inflated the price of Massey Energy common stock. It is alleged that corrective disclosures that occurred on, or after the close of the prior trading day to, April 6, 2010; April 7, 2010; April 15, 2010; April 22,

2010; April 30, 2010; May 17, 2010; and July 27, 2010, impacted the market price of Massey Energy common stock and removed the alleged artificial inflation from the stock price.

Accordingly, in order to have a compensable loss under the Plan of Allocation, shares must have been purchased during the Class Period and held through at least one of the corrective disclosure dates listed above.
Recognized Loss Amounts for Settlement Class Members’ claims, which arise under Section 10(b) of the Exchange Act, are based primarily on the change in the level of the alleged artificial inflation in the price of Massey Energy common stock at the time of purchase and at the time of sale. Accordingly, in order to have a Recognized Loss Amount, a Settlement Class Member who purchased Massey Energy common stock prior to April 6, 2010 (the first corrective disclosure), must have held his, her, or its Massey Energy common stock through at least the opening of trading on April 6, 2010. With respect to shares purchased on or after April 6, 2010, through the close of trading on July 27 2010, in order to have a Recognized Loss Amount, those securities must have been held through at least one of the subsequent corrective disclosures as specified in ¶ 5 above.

CALCULATION OF RECOGNIZED LOSS OR GAIN AMOUNTS

1.For purposes of determining whether a Claimant has a “Recognized Claim” in the Settlement, purchases, acquisitions, and sales of shares of Massey Energy common stock will first be matched on a Last In/First Out (“LIFO”) basis as set forth in ¶ 6 below.
2.For each share of Massey Energy common stock purchased or acquired during the Class Period and sold on or before October 25, 2010, an “Out of Pocket Loss” will be calculated. The Out of Pocket Loss is defined and calculated as the purchase price (excluding all fees, taxes, and commissions) minus the sale price (excluding all fees, taxes, and commissions). To the extent that calculation of the Out of Pocket Loss results in a negative number, that number shall be set to zero.
3.A “Recognized Loss Amount” will be calculated as set forth below for each Massey Energy common stock share purchased or acquired during the Class Period (from February 1, 2008, through and including July 27, 2010), that is listed in the Claim Form and for which adequate documentation is provided. To the extent that a calculation of a Recognized Loss Amount results in a negative number, that number shall be set to zero.
4.For the purposes of calculating a Recognized Loss Amount, the level of artificial inflation at the time of purchase (“Purchase Inflation”) or sale (“Sale Inflation”) is defined by using Table 1 below and looking up the amount of artificial inflation on the purchase date or on the sale date using the date ranges in column 1.
5.For each share of Massey Energy common stock purchased or acquired during the Class Period, and

A.	Sold before the opening of trading on April 6, 2010, the Recognized Loss Amount for each share shall be zero.

B.	Sold after the opening of trading on April 6, 2010, and before the close of trading on July 27, 2010, the Recognized Loss Amount for each share shall be the lesser of:

(i)	the Purchase Inflation on Table 1 minus the Sale Inflation on Table 1; or

(ii)	the Out of Pocket Loss plus .25 multiplied by the amount by which B(i) exceeds the Out of Pocket Loss.[4]

___________________
4 For instance, if an investor had Purchase Inflation of $19.70 per share according to Table 1, and Sale Inflation of $9.60 per share according to Table 1, and therefore the calculation of B(i) yields $10.10 ($19.70 - $9.60), but the investor only suffered an Out of Pocket Loss of $8.00 per share, the Recognized Loss calculation of B(ii) would be $8.00 plus 25% of the amount by which $10.10 exceeds $8.00, or :
$8.00 + (.25 x ($10.10 - $8.00)) = $8.00 + $0.525 = $8.525

C.	Sold after the close of trading on July 27, 2010, and before the close of trading on October 25, 2010, the Recognized Loss Amount for each share shall be the lesser of:

(i)	the Purchase Inflation on Table 1;

(ii)
the purchase price of each such share (excluding all fees, taxes and commissions) minus the average closing price for the days following the last corrective disclosure date (July 27, 2010), up to the date of sale as set forth in Table 2 below; or

(iii)	the Out of Pocket Loss plus .25 multiplied by the amount by which the lesser of C(i) or C(ii) exceeds the Out of Pocket Loss.[5]

D.	Held as of the close of trading on October 25, 2010, the Recognized Loss Amount for each share is the lesser of:

(iv)	the Purchase Inflation on Table 1; or

(ii)	the purchase/acquisition price minus $32.41, the average closing price of Massey Energy common stock between July 27, 2010, and October 25, 2010, as shown on the last line of Table 2 below.

___________________
5 For instance, if an investor had Purchase Inflation of $19.70 per share according to Table 1 under C(i), and the calculation of C(ii) yields $9.00 per share, then the Recognized Loss calculation of C(iii) would be the Out of Pocket Loss of $8.00 per share, plus 25% of the amount by which the lesser of $19.70 or $9.00 (i.e., $9.00) exceeds $8.00, or:
$8.00 + (.25 x ($9.00 - $8.00)) = $8.00 + $0.25 = $8.25.

ADDITIONAL PROVISIONS
6.If a Settlement Class Member has more than one purchase/acquisition or sale of Massey Energy common stock during the Class Period, all purchases/acquisitions and sales shall be matched on a LIFO basis. Class Period sales will be matched first against the latest purchase before sale, and then against purchases/acquisitions (or the Settlement Class Member’s opening share balance) in reverse chronological order.
7.Purchases or acquisitions and sales of Massey Energy common stock shall be deemed to have occurred on the “contract” or “trade” date as opposed to the “settlement” or “payment” date. The receipt or grant by gift, inheritance or operation of law of Massey Energy common stock during the Class Period shall not be deemed a purchase, acquisition or sale of these shares of Massey Energy common stock for the calculation of an Authorized Claimant’s Recognized Claim, nor shall the receipt or grant be deemed an assignment of any claim relating to the purchase/acquisition of such shares of Massey Energy common stock unless (i) the donor or decedent purchased or otherwise acquired such shares of Massey Energy common stock during the Class Period; (ii) no Claim Form was submitted by or on behalf of the donor, on behalf of the decedent, or by anyone else with respect to such shares of Massey Energy common stock; and (iii) it is specifically so provided in the instrument of gift or assignment.

8.The date of covering a “short sale” is deemed to be the date of purchase or acquisition of the Massey Energy shares. The date of a “short sale” is deemed to be the date of sale of Massey Energy common stock. In accordance with the Plan of Allocation, however, the Recognized Loss Amount on “short sales” is zero. In the event that a Claimant has an opening short position in Massey Energy common stock, the earliest Class Period purchases or acquisitions shall be matched against such opening short position and not be entitled to a recovery until that short position is fully covered.
9.The sum of a Claimant’s Recognized Loss Amounts will be the Claimant’s “Recognized Claim.”
10.An Authorized Claimant’s Recognized Claim shall be the amount used to calculate the Authorized Claimant’s pro rata share of the Net Settlement Fund. If the sum total of Recognized Claims of all Authorized Claimants who are entitled to receive payment out of the Net Settlement Fund is greater than the Net Settlement Fund, each Authorized Claimant shall receive his, her, or its pro rata share of the Net Settlement Fund. The pro rata share shall be the Authorized Claimant’s Recognized Claim divided by the total of Recognized Claims of all Authorized Claimants, multiplied by the total amount in the Net Settlement Fund.

11.If the Net Settlement Fund exceeds the sum total amount of the Recognized Claims of all Authorized Claimants entitled to receive payment out of the Net Settlement Fund, the excess amount in the Net Settlement Fund shall be distributed pro rata to all Authorized Claimants entitled to receive payment.
12.Payment in this manner will be deemed conclusive against all Authorized Claimants. A Recognized Loss will be calculated as defined herein and cannot be less than zero.
13.Distributions to eligible Authorized Claimants will be made after all claims have been processed and after the Court has approved the Claims Administrator’s determinations. After an initial distribution of the Net Settlement Fund, if there is any balance remaining in the Net Settlement Fund after at least six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Co-Lead Counsel shall, if feasible and economical, reallocate such balance among Authorized Claimants who have cashed their checks in an equitable and economic fashion. When it is no longer feasible or economical to redistribute the Net Settlement Fund, any balance that still remains after payment of Notice and Administration Expenses, Taxes, and attorneys’ fees and expenses, if any, shall be contributed to non-sectarian, not-for-profit charitable organizations serving the public interest, designated by Lead Plaintiff and approved by the Court.
14.Each claimant is deemed to have submitted to the jurisdiction of the United States District Court for the Southern District of West Virginia with respect to his, her, or its Proof of Claim.

TABLE 1
Massey Energy Common Stock Artificial Inflation
For Purposes of Calculating Purchase and Sale Inflation

Purchase or Sale Date	Artificial Inflation
February 1, 2008 - April 5, 2010	$19.70
April 6, 2010	$12.57
April 7, 2010 - April 14, 2010	$9.60
April 15, 2010 - April 21, 2010	8.15 (6)
April 22, 2010 - April 29, 2010	$6.96
April 30, 2010 - May 14, 2010	3.64 (7)
May 17, 2010 - July 26, 2010	$1.33
July 27, 2010	$0.00 (8)

L.SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES
If you purchased or acquired Massey common stock (CUSIP: 576206106) during the period from February 1, 2008 to and through July 27, 2010 inclusive, for the beneficial interest of a person or organization other than yourself, the Court has directed that, WITHIN SEVEN (7) CALENDAR DAYS OF YOUR RECEIPT OF THIS NOTICE, you either: (a) provide to the Claims Administrator the name and last known address of each person or organization for whom or which you purchased Massey common stock during such time period, or; (b) request additional copies of this Notice and the Proof of Claim form, which will be provided to you free of charge, and within

_______________________________
6 For shares purchased or acquired on April 15, 2010, if the purchase price was equal to or greater than $45.19 per share (excluding all fees, taxes, and commissions) or a Claimant can establish the purchase occurred prior to 10:39 a.m., the Purchase Inflation shall be $9.60 per share as opposed to $8.15 per share.
7 For shares purchased or acquired on April 30, 2010, if the purchase price was equal to or greater than $40.72 per share (excluding all fees, taxes, and commissions) or a Claimant can establish the purchase occurred prior to 10:08 am, the Purchase Inflation shall be $6.96 as opposed to $3.64.
8 For shares purchased or acquired on July 27, 2010, the Purchase Inflation shall be the lesser of (1) $1.33; or (2) the purchase price minus the closing price of $29.65 per share seven (7) calendar days of receipt of such copies mail the Notice and Proof of Claim form directly to the beneficial owners of those Massey shares.
If you choose to follow alternative procedure (b), the Court has directed that, upon such mailing, you shall send a statement to the Claims Administrator confirming that the mailing was made as directed. You are entitled to reimbursement from the Settlement Fund of your reasonable expenses actually incurred in connection with the foregoing, including reimbursement of postage and the cost of ascertaining the names and addresses of beneficial owners. Those expenses will be paid upon request and submission of appropriate supporting documentation. All communications concerning the foregoing should be addressed to the Claims Administrator:
In re Massey Energy Co. Securities Litigation
Claims Administrator
c/o _________________
____________________
_____________
Phone: ____-____-____; Fax: ____-____-_____
[e-mail]
www.__________
Dated:    _________________, 2014
BY ORDER OF THE COURT
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF WEST VIRGINIA

[INSERT TABLE 2 of POA]

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